Exhibit 8.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

[November 12], 2009

Tax Opinion Regarding the AOL Separation

Ladies and Gentlemen:

We have acted as counsel for Time Warner Inc., a Delaware corporation (“TWX”), in connection with the Separation and Distribution Agreement, dated as of [November 12], 2009 (together with all exhibits and schedules thereto, the “Separation Agreement”), by and between TWX and AOL Inc., a Delaware corporation (“AOL”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Second Tax Matters Agreement, dated as of [November 12], 2009 (the “TMA”), by and between TWX and AOL. All Section references are to the Code, unless otherwise specified.

At your request, and in connection with Section 4.02(e) of the Separation Agreement, we are rendering our opinion concerning certain U.S. Federal income tax consequences of the Transactions.

Prior to the Google Buyout and the Transactions:

(i) TWX directly owned all of the outstanding shares of stock of TW AOL Holdings Inc., a Virginia corporation (“TWA”);

(ii) TWX, TWA and Google, Inc., a Delaware corporation, each directly owned 2.5%, 92.5% and 5%, respectively, by vote and value, of the outstanding membership interests in AOL Holdings LLC, a Delaware limited liability company that is classified as a corporation for U.S. Federal income tax purposes;

(iii) AOL Holdings LLC directly owned all of the outstanding membership interests in AOL LLC, a Delaware limited liability company that is disregarded as an entity separate from its owner for U.S. Federal income tax purposes;

As described in the Separation Agreement:

(i) TWA will file with the Virginia Secretary of State, pursuant to Section 13.1-722.9 of the Virginia Code, the documentation necessary to become a Virginia limited liability company that is disregarded for U.S. Federal income tax purposes (the “TWA Conversion);

(ii) The existing AOL Inc., currently a direct wholly-owned Subsidiary of AOL LLC, will file with the Delaware Secretary of State, pursuant to Section 242 of the Delaware General Corporate Law, the documentation necessary to change its name to “Original AOL Inc.”, (the “Existing AOL Inc. Name Change”);

(iii) AOL Holdings LLC will file with the Delaware Secretary of State, pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “DLLC Act”), the documentation necessary to convert to a Delaware corporation and to change its name to AOL Inc. (the “AOL Conversion”);

(iv) AOL LLC will transfer the AOL Assets to AOL (the “Asset Distribution”), and AOL will assume the AOL LLC Liabilities, pursuant to the Assignment and Assumption Agreement. TWX may determine not to have AOL LLC transfer its AOL Online Shares in the Asset Distribution;

(v) If the AOL Online Shares are not distributed to AOL pursuant to the Asset Distribution, following the Asset Distribution, AOL LLC will transfer the AOL Online shares to AOL Mauritius Services Ltd. (the “AOL Online Transfer”);

(vi) AOL will transfer all of the membership interests in AOL LLC to TWA and TWX, on a pro rata basis in respect of the AOL Common Stock held by TWA and TWX, respectively (the “First AOL LLC Distribution”);

(vii) TWA will transfer all of its interests in AOL LLC to TWX (the “Second AOL LLC Distribution”) in respect of the TWA membership interests held by TWX;

(viii) AOL LLC will file with the Delaware Secretary of State, pursuant to Sections 18-103 and 18-202 of the DLLC Act, the documentation necessary to change its name to “Historic AOL LLC” (the “AOL LLC Name Change”);

(ix) TWA will transfer all of the AOL Common Stock that it owns to TWX in respect of the TWA membership interests held by TWX (the “Internal Distribution”);

(x) AOL will convert each of the outstanding shares of AOL Common Stock to [—] fully paid and nonassessable share[s] of AOL Common Stock (the “Recapitalization”); and

(xi) TWX will distribute all of the AOL Common Stock (the “Distribution”) pro rata to holders of TWX Common Stock (the “TWX Shareholders”).

In rendering our opinion, we have examined and with your consent are relying upon: (i) the Information Statement included in Form 10 as filed by AOL with the Commission on July 27, 2009, as amended, under the Exchange Act; (ii) the Separation Agreement and the TMA; (iii) the representation letters, dated the date hereof, addressed to us from TWX and AOL and attached hereto as Appendices A and B, respectively; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that: (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals or, if submitted as duplicates or certified or conformed copies, that they faithfully reproduce the originals thereof; (ii) all such documents (including the Separation Agreement, the TMA and the exhibits thereto) have been or will be duly executed to the extent required in the form presented to us; (iii) all representations and statements set forth in such documents are true, correct and complete; (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification; (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed by any such document on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) the Transactions will be reported by TWX, AOL and their respective Affiliates on their respective U.S. Federal income tax returns in a manner consistent with our opinion set forth below.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. Accordingly, a change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth herein. Any variation or difference in the facts from those set forth, or any inaccuracy in the representations made, in the documents described above may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Further, our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion herein only as to those matters specifically set forth above, and no opinion has been expressed or should be inferred as to the tax consequences of the Transactions under any state, local or foreign laws or with respect to other areas of U.S. Federal taxation.

We are members of the Bar of the State of New York, and we express no opinion as to any law other than the Federal law of the United States of America.

Based upon and subject to the foregoing, we are of opinion that, for U.S. Federal income tax purposes, other than income or gain arising from any imputed income or other adjustment to TWX, AOL or their Subsidiaries if and to the extent that the Separation Agreement or any Ancillary Agreement is determined to have terms that are not at arm’s length:

(i) the TWA Conversion will qualify for non-recognition of gain and loss under Sections 332 and 337;

(ii) the Existing AOL Inc. Name Change will qualify for non-recognition of gain and loss under Sections 354 and 368(a)(1)(F);

(iii) the AOL Conversion will qualify for non-recognition of gain and loss under Sections 354 and 368(a)(1)(F);

(iv) the Asset Distribution will be disregarded;

(v) the AOL Online Transfer (if it occurs) will qualify for non-recognition of gain and loss under Section 351, and Section 367(a) will not apply to it;

(vi) the First AOL LLC Distribution will result in the recognition of gain (or loss), if any, under Sections 311 and 1001 and shall be taken into account consistent with the principles of Section 1.1502-13 of the Regulations with respect to assets owned by AOL LLC at the time of the First AOL LLC Distribution (including the TWX Retained Assets);

(vii) the Second AOL LLC Distribution will be disregarded;

(viii) the AOL LLC Name Change will qualify for non-recognition of gain and loss under Sections 354 and 368(a)(1)(F);

(ix) the Internal Distribution will be disregarded;

(x) the Recapitalization will qualify for non-recognition of gain and loss under Sections 368(a)(1)(E) and/or 1036; and

(xi) the Distribution will qualify for non-recognition of gain and loss under Section 355.

This opinion letter is intended to satisfy the condition in Section 4.02(e), of the Separation Agreement. Except as explicitly provided herein, this opinion may not be relied upon for any other purpose or by any person other than TWX and its Subsidiaries without our prior written consent.

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To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. Federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, by you (or any other person) for the purposes of avoiding penalties under the Code or promoting, marketing or recommending to another party any transaction or matter addressed herein.

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Very truly yours,

Time Warner Inc.

      One Time Warner Center

          New York, NY  10019